Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 26th day of June, 2006, by and between 4349466 CANADA, INC., a corporation duly incorporated under the Canadian Business Corporations Act (the “Company”), and FRED JALBOUT (the “Employee”).

WHEREAS LSI Industries Inc. (“LSI”) has agreed to purchase from Saco Technologies Inc. (the “Seller”) all of the issued and outstanding Common Stock of the Company and to carry on the Business (as hereinafter defined) as LSI Saco Technologies Inc. pursuant to a Stock Purchase Agreement dated of even date herewith (the “Purchase Agreement”);

WHEREAS it is a condition precedent to LSI and the Company entering into the Purchase Agreement that the Employee enter into this Agreement with the Company in the form hereof;

WHEREAS the Employee shall become employed by the Company from and after the Closing Date;

WHEREAS the parties agree that the Company requires the protection of its legitimate business interests;

WHEREAS the parties consequently desire to enter into this Agreement setting forth the terms and conditions of the employment of the Employee with the Company and the benefits attaching thereto.

1. ENTIRE AGREEMENT

This Agreement (including any attachments and exhibits hereto, and any ancillary agreements, as the case may be), contains the entire agreement as to the terms of the Employee’s employment with the Company and replaces and supersedes all previous negotiations, understandings, arrangements and agreements, whether written or verbal, express or implied between the parties. No other representations, covenants, undertakings or other prior or contemporaneous agreements, oral or written, relating to the Employee’s employment will be deemed to exist or to bind either the Employee or the Company. Both the Company and the Employee understand and agree that they have not relied on any statement or representation by the other party or any of its representatives in entering into this Agreement, except where such statements and representations are set forth herein. This Agreement shall not in any way limit or restrict the scope of the undertakings of the Employee contained, as the case may be, in the Purchase Agreement as seller or owner thereunder.

2. DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set out below:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlled, by or under common control with that other Person, including any subsidiaries or other entities controlled by that other Person.

“Business” means the development, design, manufacture and sale of large-format video screens and high-performance light engine devices derived from light emitting diode technology.

“Person” means an individual, corporation, company, co-operative, partnership, trust, unincorporated association, entity with juridical personality, governmental authority or governmental body.

“Territory” means the United States, Canada and any other country in which products of the Company’s Business have been sold, leased or distributed in the 12 months preceding the date of this Agreement.

3. TERM OF AGREEMENT

The term of this Agreement shall be for an initial three (3) year term commencing effective as of the date first set forth above and terminating on third anniversary of such date (the “Term”). Thereafter, this Agreement may be renewed at the election of the Company, in its sole discretion, for successive one year periods by giving sixty (60) days written notice of such renewal prior to the end of the then current Term; provided the Employee may elect not to renew this Agreement by giving the Company written notice of such election within fifteen (15) days of receipt of such notice.

4. DUTIES AND RESPONSIBILITIES

4.1	During the Term, the Employee shall:

(a)	Serve as President of LSI Technology Solutions Plus and President and Chief Executive Officer of the Company and perform all duties customarily attendant to such position and such other duties as may be assigned from time-to-time by the Chief Executive Officer or the Chairman of the Board of LSI;

(b)	Do all that is reasonably within the Employee’s power to promote, develop and extend the operations and favourable reputation of the Company;

(c)

Devote the Employee’s full time effort, skill, attention and energies to the performance of the Employee’s duties of employment under this Agreement and in all respects carry out the objectives of the Company as well as diligently and faithfully serve the Company and promote its interests in all matters to the best of the Employee’s ability and judgment; and

(d)	Furnish, in a timely manner, all information, reports, disclosures, assistance and explanations in connection with the performance of the Employee’s duties under this Agreement as may be required from time to time.

5. COMPENSATION

5.1	The Company agrees to pay the Employee an annual base salary, less deductions properly withheld by law, for all services provided under this Agreement of CAN$227,000.00, payable in accordance with the normal payroll practices of the Company. The Board of Directors of LSI shall conduct an annual review of the services rendered by the Employee hereunder for the preceding year and may, at its sole discretion, determine to increase the Employee’s base salary in such amount as the Board may determine.

5.2	On the date of execution of this Agreement, Employee shall receive a one time grant of options to purchase 20,000 shares of LSI’s Common Stock at a purchase price equal to the fair market value of the stock on the date of grant. Such options will be granted pursuant to the 2003 LSI Industries Inc. Equity Compensation Plan, as amended November 6, 2003, as such shall be amended from time to time (the “Plan”). During the Term, the Employee shall be eligible to participate in the Plan, subject to the terms and conditions of the Plan.

5.3	Commencing on July 1, 2007, the Employee shall be eligible to receive a bonus equal to between 20% and 50% of the Employee’s annual base salary as stated in Section 5.1 which shall be paid at the sole discretion of the Board of Directors of LSI. Such bonus shall be an amount determined by the Board of Directors of LSI in their sole discretion.

5.4	The Employee shall be eligible to participate in a Deferred Compensation Plan, subject to its terms, and shall receive an annual contribution in an amount equivalent to that amount contributed to other similarly situated employees of LSI pursuant to LSI’s Retirement Plan.

6. EXPENSES

The Company shall reimburse the Employee for reasonable expenses incurred in the course of performing his duties pursuant to this Agreement, the whole subject to Company policy for reimbursement of such expenses, which policy may be amended from time to time by the Company.

7. BENEFITS AND VACATION

7.1	The Employee shall be entitled to participate in such group [RRSP], medical, dental, visual and/or disability plans, if any, as may be provided (and amended or replaced) by the Company for its employees, subject to the Employee meeting and sustaining qualification and eligibility requirements for such plans.

7.2	During the Term, the Employee will be entitled to an annual vacation of four (4) weeks, to be taken at times mutually agreed upon between the Employee and the Company. The Employee shall not be entitled to carry forward any days of vacation beyond the year in which the Employee became entitled to such vacation.

8. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

8.1	The Employee agrees that, during the Term and thereafter, the Employee will not, directly or indirectly, disclose to any Person or entity, or use for the benefit of the Employee or any Person or entity, any confidential, non-public, secret or proprietary information relating to the Business, prospects, or plans of the Company or its Affiliates (“Confidential Information”). The Employee shall not be in violation of this section for a disclosure pursuant to a court action or governmental rule, regulation, or other proceeding (“Ordered Disclosure”) provided that the Employee has notified the Company of the Ordered Disclosure within two business days of being notified of the request for Ordered Disclosure. The Employee agrees to cooperate in good faith with the Company in responding to the Ordered Disclosure in order to prevent, limit or impose restrictions on the Ordered Disclosure. In no event, however, shall this section require the Employee to take action or otherwise be in violation of any law relating to the Ordered Disclosure.

8.2	On cessation of the Employee’s employment with the Company for whatever reason, the Employee shall immediately provide to the Company all working papers, reports, manuals, documents, and the like (including all originals and copies) in the Employee’s possession which contain Confidential Information (which are acknowledged by the Employee as being the property of the Company) and any other property belonging to the Company or its Affiliates in the Employee’s possession.

8.3	The Employee agrees that, during the Term and thereafter, the Employee will not disclose, or cause to be disclosed, any negative, adverse or derogatory comments or information of a substantial nature about:

(a)	the Company or its Affiliates, or any management member of the Company or its Affiliates;

(b)	any products or services provided by the Company or its Affiliates; or

(c)	the prospects for the future of the Company or its Affiliates.

8.4

Subsequent to the cessation of the Employee’s employment with the Company, for whatever reason, the Company may seek the assistance, cooperation or testimony of the Employee in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of the Employee and related to the Employee’s position with the Company. The Employee shall provide assistance, cooperation or testimony as reasonably required by the Company. If such assistance, cooperation or testimony requires more than a nominal commitment of the Employee’s time, the Company will compensate the Employee for such time at a per diem rate derived from the Employee’s salary at the time of the Employee’s employment with the Company ended as well as all other reasonable costs and expenses incurred by the Employee, acting reasonably, associated with the Employee’s assistance pursuant to this section.

9. COVENANT NOT TO SOLICIT OR COMPETE WITH THE BUSINESS

9.1	The Employee agrees that during the Term and for a period of twenty-four (24) months following the cessation of the Employee’s employment for whatever reason, the Employee shall not, directly or indirectly, on his own behalf or on behalf of, or in connection with, any other Person, as principal, agent, creditor, advisor, consultant, owner, partner, independent contractor, employee, shareholder, director, officer or in any capacity whatsoever:

(a)	employ, offer employment to, solicit the employment or service of, or procure or assist any Person to employ, offer employment to, solicit the employment or service of, or otherwise entice away from the employment or service of the Company or its Affiliates, any Person who is employed by the Company or its Affiliates;

(b)	canvas or solicit or accept or interfere with the business of any Customer, or procure or assist in the canvassing or soliciting of the business of any Customer, or canvas or solicit or accept the business of any Prospective Customer, or procure or assist in the canvassing or soliciting of any Prospective Customer.

9.2	The Employee and the Company agree that the following terms shall have the following meanings:

(a)	“Customer” shall mean any and all Persons having, to the knowledge of the Employee, purchased services from the Company or its Affiliates at any time during the twelve (12) months preceding the termination of the Employee’s employment;

(b)	“Prospective Customer” shall mean any Person canvassed or solicited by the Company or its Affiliates, to the knowledge of the Employee, at any time during the twelve (12) months preceding the termination of the Employee’s employment, irrespective of whether or not such Person thereafter purchased services from the Company or its Affiliates.

9.3

The Employee acknowledges that the Employee is a key employee occupying a special relationship with the Company and consequently the Employee, during the Term, will receive from the Company, special knowledge and Confidential

Information of the Company, including, but not limited to, corporate books and records, financial information, personnel information, lists of customers and suppliers, processes or dealings, patents, inventions, discoveries, information, data, programs, know-how, knowledge and other trade secrets. The Employee also acknowledges that this special knowledge and Confidential Information are valuable to the Company and, therefore, their protection and maintenance constitute a legitimate interest to be protected by the Company by the enforcement of a covenant not to compete. Consequently, the Employee agrees that during the Term and for a period of twenty-four (24) months after the Employee’s resignation or the termination of the Employee’s employment with the Company, as the case may be, on his own behalf, or on behalf of, or in connection with, any Person, whether directly or indirectly, as principal, agent, creditor, advisor, consultant, owner, partner, independent contractor, employee, shareholder, director, officer, or in any capacity whatsoever, carry on or be engaged in or have any financial or other interest in, or be otherwise commercially involved in any endeavour, activity or business in all or part of the Territory, which is substantially the same or is in competition, in whole or in part, with the Business.

9.4	The Employee shall not be in breach of this Section 9 by virtue of his holding, as a passive investor, not more than 5% of the issued and outstanding shares of a corporation which is listed on a recognized stock exchange or by reason of providing part-time services to a charity, not-for-profit organization or educational institution for which the Employee does not receive any compensation or remuneration.

9.5	The Employee acknowledges that a remedy at law for any breach or attempted breach of this Section 9 will be inadequate and that any breach of this Section 9 will result in irreparable harm to the Company. Accordingly, the Company shall, in addition to any other remedy that may be available, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

9.6	The Employee acknowledges that this Section 9 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is reasonable or necessary to protect the goodwill or other legitimate business interests of the Company.

10. TERMINATION OF AGREEMENT BY THE COMPANY

10.1	“Cause” shall mean the following events or conditions:

(a)

the Employee’s commission of a criminal act or other indictable offence (other than minor misdemeanors) pursuant to the provisions of the Criminal Code (Canada) or any other criminal or penal statute of any jurisdiction, which the Company reasonably determines may have an adverse effect upon the reputation or goodwill of the Company or its Affiliates or on the performance of the Employee’s duties;

(b)	a breach by the Employee of, or the Employee’s failure or refusal to perform, in any material respect, any of the Employee’s obligations under this Agreement or any other agreement between the Employee and the Company, where the Employee fails to cure such deficiency within ten (10) days after receipt of notice thereof (provided, however, that no notice shall be given in the event of a breach by the Employee, of any of the restrictive covenants which are set forth in Section 9);

(c)	the Employee’s commission of any immoral act that would bring disrepute to LSI, the Company or the Business;

(d)	a material breach by the Employee of his duties towards the Company or its Affiliates, where the Employee fails to cure such deficiency in all material respects within ten (10) days after receipt of notice thereof;

(e)	theft, fraud, embezzlement from the Company or its Affiliates or any other material act of dishonesty relating to the Employee’s employment;

(f)	gross negligence or willful misconduct or fraud by the Employee in the performance of his duties; and

(g)	any other matter which, pursuant to applicable law, constitutes serious reason for termination without either notice or payment in lieu of notice.

10.2	Termination of Agreement for Cause.

The Company may terminate this Agreement for Cause, upon simple notice from the Company to the Employee, without providing the Employee other notice, severance pay, pay in lieu of notice, or any indemnity whatsoever, except as may otherwise be required by applicable law.

10.3	Termination of Agreement Without Cause.

The Company may terminate this Agreement without Cause at any time upon written notice, provided the Company shall be obligated to the Employee, at its election, either (a) continue to pay the Employee the Employee’s base salary payable in accordance with the normal payroll practices of the Company for the remainder of the then current Term, or (b) provide the Employee with a lump sum payment representing the Employee’s then monthly base salary, less deductions required to be withheld by law, for the remainder of the then current Term. In exchange for this payment, the Employee undertakes to execute a full and complete release of all claims against the Company, its Affiliates and their employees, officers, directors, agents and shareholders, in a form to be determined by the Company, the whole at the Company’s sole discretion.

10.4	Termination of Agreement Due to Death of the Employee.

This Agreement shall automatically terminate on the death of the Employee and the Company shall have no further obligations to the Employee or to the Employee’ estate pursuant to this Agreement. Any entitlements under this Agreement or otherwise accrued by the Employee at the time of the Employee’s death not yet paid to the Employee will be paid to the appropriate legal designate of the Employee.

11. NOTICES

The parties agree that any notice to be given pursuant to this Agreement, shall be deemed to have been adequately given if such notice is (a) mailed by prepaid, registered post to the party for whom the notice is intended, (b) delivered personally, (c) sent by an internationally recognized overnight courier service with next day delivery guaranteed and delivery charges prepaid, to the following address:

To the Company:

LSI Industries

10000 Alliance Road

Cincinnati, Ohio 45242

Attention: Ronald S. Stowell

With a required copy to:

Keating Muething Klekamp PLL

One East Fourth Street, Suite 1400

Cincinnati, Ohio 45202

Attention: Paul V. Muething

To the Employee:

Fred Jalbout

260 Strathcona

Mont-Royal, QC

H3R 1E7

With a required copy to:

Davies Ward Phillips & Vineberg LLP

1501 McGill College Avenue, 26th Floor

Montreal, Canada H3A 3N9

Attention: Denis Ferland

12. GENERAL

12.1	If any part or parts of this Agreement shall be held illegal or null and void by any Court or administrative body of competent jurisdiction, such determination shall not affect the remaining parts of this Agreement and they shall remain in full force and effect as if such part of parts determined illegal or void had not been included in the Agreement.

12.2	All dollar amounts referred to in this Agreement, unless otherwise specified, are in Canadian funds.

12.3	All payments in this Agreement will be subject to applicable income tax and other deductions normally made by the Company and required by law.

12.4	This Agreement shall be governed and construed under and in accordance with the laws of the Province of Quebec.

12.5	This Agreement may not be modified or amended except by instrument in writing signed by the parties to this Agreement.

12.6	Any party to this Agreement may change its address for notice set out in Section 11 in this Agreement by notice of the change of address to the other party.

12.7	This Agreement is personal to the Employee and shall not be assigned by him. The Employee shall not hypothecate, delegate, encumber, alienate, transfer, or otherwise dispose of the Employee’s rights and duties under this Agreement. The Company may assign this Agreement without the Employee’s consent to any other entity and on such assignment, the provisions of this Agreement applicable to the Company shall be construed as being applicable to the entity to which this Agreement has been assigned. This Agreement shall enure to the benefit of and be binding on the successors and permitted assigns of the Company.

12.8	Waiver of any breach of this Agreement is not a waiver of any subsequent breach of this Agreement, nor is any forbearance to seek a remedy for any breach a waiver of any rights and remedies with respect to any subsequent breach.

12.9	If any clause, section, phrase, provision, or portion of this Agreement or its application to any person or circumstance shall be held invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision, or portion to other persons or circumstances.

12.10	The Employee agrees that Sections 8 and 9 of this Agreement shall survive any change, modification, or alteration to any of the terms of the Employee’s employment as well as the termination of the Employee’s employment for any reason whatsoever.

12.11	The Employee acknowledges that he has had full opportunity to review and consider the content of this Agreement and to obtain adequate and independent legal advice with respect to this Agreement, prior to its execution by the Employee. Further, the Employee acknowledges and represents that the Employee does execute this Agreement voluntarily with full knowledge of its terms and conditions.

12.12	The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente et les documents qui y sont relatifs soient rédigés en anglais.

SIGNATURE PAGE TO FOLLOW.

4349466 CANADA, INC.		FRED JALBOUT

Per:	/s/ Ronald S. Stowell	/s/ Fred Jalbout
	Authorized Signatory	Fred Jalbout

Witness